Exhibit 99.1

News Release

For Immediate Release:

November 15, 2007

International Barrier Technology Releases Sales and Revenue Results for October 2007; Commercial Modular revenue grows 86% and shipments grow 75% year to year

Watkins, MN; Vancouver, BC November 15, 2007 - International Barrier Technology Inc. (“Barrier”) (IBTGF: OTCBB; IBH: TSXV), a manufacturer of proprietary fire-resistant building materials shipped 611,008 square feet of Blazeguard products in the month ending October 31, 2007, resulting in $403,556 in revenue.  Shipments into the commercial modular sector rose 75% from 329,700 square feet in October 2006 to 577,800 square feet.  The revenue generated in this sector increased by 86% year over year.  Total sales volumes are down 265,392 square feet from last year’s shipments of 876,400 square feet, as is revenue ($652,229 in 2006).  Ironically, of that total, we shipped 269,600 square feet into Florida last year.

Barrier’s President and CEO, Michael Huddy recently traveled to Florida to visit local distributors and current Residential Roof Deck projects.  “While the region is still impacted by existing inventory of unoccupied units, Florida is beginning to see activity,” states Dr. Michael Huddy. “Some builders are recovering faster than others.  Multi-family builders with projects in prime locations and in the right price range seem to have moved their inventories and are cautiously laying the ground work for new projects. Other higher-end builders are still being directly impacted by the slow market. Blazeguard Fire-Rated Sheathing was installed in several of the active projects visited and could be seen on the job-site of many others in the Tampa area.  We are confident as the multifamily construction recovers, builders will continue to choose Blazeguard to meet their fire code requirements.”

About International Barrier Technology Inc.

International Barrier Technology Inc. (OTCBB: IBTGF; TSXV: IBH) develops, manufactures, and markets proprietary fire-resistant building materials branded as Blazeguard®. Barrier's award-winning Blazeguard® wood panels use a patented, non-toxic, non-combustible coating with an extraordinary capability: it releases water in the heat of fire. The panels exceed "model" building code requirements in every targeted fire test and application, and are unique in combining properties that increase panel strength and minimize environmental and human impact. Blazeguard® provides Barrier's customers a premium material choice meeting an increasingly challenging combination of requirements in residential and commercial building construction. Blazeguard® customers include many of the top multifamily homebuilders, and commercial modular building manufacturers in the United States.

INTERNATIONAL BARRIER TECHNOLOGY INC.

_______________________

Michael D. Huddy

President, Director

THE TSX VENTURE EXCHANGE HAS NOT REVIEWED AND DOES NOT ACCEPT RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THE CONTENT OF THIS PRESS RELEASE.

International Barrier Technology Inc.

510 4th St N • P.O. Box 379 • Watkins, MN  55389  USA

Tel: 866-735-3519  •  Email: mmcelwee@intlbarrier.com

Melissa McElwee, Investor Relations Manager

International Barrier Technology

(866) 735-3519

mmcelwee@intlbarrier.com

For more information please visit:

www.intlbarrier.com

Forward-Looking Information: The statements in this news release contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain risks, assumptions and uncertainties, including but not limited to the ability to generate and secure product sales. In each case actual results may differ materially from such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results (expressed or modified) will not be realized.